Exhibit 99

Titan International, Inc.
1525 Kautz Road, Suite 600
West Chicago, IL 60185

INVESTOR CONTACTS:
Alan Snyder
VP, Financial Planning and Investor Relations
570-850-8631
alan.snyder@titan-intl.com

Jeremy Hellman
Vice President, The Equity Group
212-836-9626
jhellman@equityny.com

FOR IMMEDIATE RELEASE
Thursday, December 4, 2025

TITAN INTERNATIONAL INC. ANNOUNCES EXECUTIVE LEADERSHIP TRANSITIONS INCLUDING NEW ROLE OF CHIEF TRANSFORMATION OFFICER TO ACCELERATE STRATEGIC OBJECTIVES

WEST CHICAGO, ILLINOIS, December 4, 2025 - Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today announced a series of executive appointments designed to strengthen its leadership team and support the company’s long-term strategic objectives.

David Martin, previously Senior Vice President & Chief Financial Officer, has been appointed Senior Vice President and Chief Transformation Officer (SVP & CTO). In this newly created role, David Martin will lead enterprise-wide transformation initiatives focused on strategic alignment, operational agility, and long-term value creation. He will oversee the critical alignment of information technology, including acceleration of AI adoption, along with human capital, and risk management functions and initiatives. Over the last seven years, his leadership has been pivotal in repositioning Titan’s financial foundation to become a strength for future growth opportunities.

Tony Eheli, formerly Vice President and Chief Accounting Officer, has been appointed Senior Vice President and Chief Financial Officer (SVP & CFO). With a proven track record of financial leadership, strong governance, and driving performance improvements over the years, Tony Eheli has been responsible for Titan’s global financial reporting, audit oversight, and operational controls, as well as leadership of the North American operational finance organization. Prior to joining Titan, Tony Eheli served in several finance leadership roles at Danaher, and in roles of increasing responsibility at PwC. He brings strong financial discipline and will continue to be a strategic partner in driving Titan’s long-term growth and value creation.

Jim Pach, formerly Corporate Controller, has been appointed Vice President and Chief Accounting Officer (VP & CAO). Jim Pach brings expertise in financial compliance, reporting, and internal controls, and has played a key role in supporting Titan’s global finance operations for the last six years. His promotion reflects the company’s commitment to continuity and excellence in financial stewardship. Prior to joining Titan, Jim Pach worked in senior accounting roles at various public companies, and in roles of increasing responsibility at PwC.

These appointments are effective immediately.

“These leadership transitions reflect our confidence in the strength and depth of Titan’s executive team,” said Paul Reitz, President and CEO of Titan International. “David, Tony, and Jim have each demonstrated exceptional leadership and strategic insight for the business. Their new roles will increase bandwidth to accelerate achievement of our strategic objectives and deliver sustainable value to our shareholders.”

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in West Chicago, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.